RESPONSE GENETICS™

Response Genetics, Inc.
1640 Marengo Street • 6th Floor • Los Angeles, CA 90033
Telephone: 323-224-3900 • Fax: 323-224-3096 • www.responsegenetics.com

Service Agreement

(1) Response Genetics, Inc.

(2) James Clark

Dated October 26, 2006

Osborne Clarke

1 London Wall
London
EC2Y 5EB
Telephone +44 (0) 20 7105 7000
Fax +44 (0) 20 7105 7005

LG/0950001/L934850/LG

Contents

This Agreement is made on October 26, 2006

Between:

(1) **Response Genetics, Inc.** (the **"Company"**)

(2) **James Clark** of 1 Beach Road, North Berwick, East Lothian, Scotland, UK, EH394AB (the **"Executive"**).

It is agreed as follows:

1. **Definitions and interpretation**

1.1 In this Agreement, unless the context otherwise requires, the following definitions shall apply:

"Agreement" means this Agreement (including any schedule or annexure to it and any document referred to in it or in agreed form).

"Board" means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it.

"Businesses" means the commercialisation of breakthrough patented technology for the extraction of genetic information from formalin fixed paraffin embedded clinical trial samples, including the development of platforms to support the pharmaceutical industry in the analysis of clinical trial samples, the development of prognostic molecular assays for use in developing treatment plans for oncology patients, and any trade or commercial activity which is carried on by any Group Company, or which any Group Company shall have determined to carry on with a view to profit in the immediate or foreseeable future.

"Confidential Information" means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company or any Group Company including but not limited to information and any idea in whatever form, tangible or intangible, relating to the business methods, corporate and product plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, technology, drawings, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier and any information in respect of which any Group Company owes an obligation of confidentiality to any third party.

"Customer" means any person:

(a) with whom or which the Executive has dealt or of whom or of which he has knowledge by virtue of his Duties in the 6 months preceding the Termination Date; and

either:

(a) who or which shall at the Termination Date be negotiating with the Company or any Group Company for the supply of any Restricted Products or Restricted Proposed Products or the provision of any Restricted Services or Restricted Proposed Services; or

(b) to whom or which the Company or any Group Company shall at any time during the period of 6 months prior to the Termination Date have supplied any Restricted Products or Restricted Services.

"Duties" means the duties of the Executive as set out in clause 4.

"Employment" means the period of the Executive's employment under this Agreement which for the purposes of this Agreement shall be deemed to include any period of garden leave imposed under sub-clause 12.5

"Group Companies"means the Company, its subsidiaries or subsidiary undertakings, any holding company or parent undertaking and any subsidiary or subsidiary undertaking of any holding company or parent undertaking and **"Group Company"** means any of them.

"Material Interest" means:

(a) the holding of any position (whether employed or engaged) or provision of services as director, officer, employee, consultant, adviser, partner, principal, agent or volunteer;

(b) the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any Recognised Exchange; or

the direct or indirect provision of any financial assistance.

"Recognised Exchange" means a Recognised Investment Exchange as defined in Section 285, Financial Services and Markets Act 2000 or any comparable exchange or market.

"Restricted Products" means any products of a kind which have been dealt in, produced, marketed or sold by the Company or any Group Company in the ordinary course of the Businesses at any time during the 12 months preceding the Termination Date and in respect of which or the marketing of which the Executive's Duties were directly concerned or for which the Executive was responsible during the 12 months preceding the Termination Date or in relation to which the Executive possesses Confidential Information at the Termination Date.

"Restricted Proposed Products" means any products which are, at the Termination Date, proposed to be dealt in, produced, marketed or sold by the Company or any Group Company at any time during the 6 months following the Termination Date and

in respect of which or the marketing of which the Executive's Duties were directly concerned or for which the Executive was responsible during the 12 months preceding the Termination Date or in relation to which the Executive possesses Confidential Information at the Termination Date.

"Restricted Proposed Services" means any services of a kind used to provide pharmacogenomics analysis to the pharmaceutical industry in support of clinical trials or molecular prognostic tests for oncology patients which are, at the Termination Date, proposed to be provided by the Company or any Group Company at any time during the 6 months following the Termination Date and in respect of which or the marketing of which the Executive's Duties were directly concerned or for which the Executive was responsible during the 12 months preceding the Termination Date or in relation to which the Executive possesses Confidential Information at the Termination Date.

"Restricted Services" means any services of a kind used to provide pharmacogenomics analysis to the pharmaceutical industry in support of clinical trials or molecular prognostic tests for oncology patients which have been provided by the Company or any Group Company in the ordinary course of the Businesses at any time during the 12 months preceding the Termination Date and in respect of which or the marketing of which the Executive's Duties were directly concerned or for which the Executive was responsible during such period or in relation to which the Executive possesses Confidential Information at the Termination Date.

"Restricted Shareholding" means the direct or indirect control or ownership (whether jointly or alone) of shares in a company which, together with shares held by any person acting in concert with the Executive carry 25% or more of the voting rights of that company.

"Restricted Supplies" means any goods or services supplied to the Company or any Group Company on terms which as to the nature of the supplies and/or the terms of supply are unique to the relationship between the supplier and the relevant Group Company and in respect of which or the marketing of which the Executive's Duties were directly concerned or for which the Executive was responsible during the 12 months preceding the Termination Date or in relation to which the Executive possesses Confidential Information at the Termination Date.

"Supplier" means any person with whom the Executive has dealt or of whom or of which the Executive has knowledge by virtue of the Duties in the 12 months preceding the Termination Date and who has during that period provided Restricted Supplies to the Company or any Group Company.

"Termination Date" means the date on which the Employment terminates.

1.2 In this Agreement, unless the context otherwise requires:

(a) words in the singular include the plural and vice versa and words in one gender include any other gender;

(b) a reference to:

(i) a **"person"** includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(ii) clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(c) the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement.

2. **Appointment**

2.1 The Company appoints the Executive and the Executive agrees to serve as Vice President and Chief Operating Officer (**"COO"**) of the Company on the terms set out in this Agreement.

2.2 The Executive shall report to the Company's Chief Executive Officer (**"CEO"**) (or to his appointees or successors).

2.3 The Executive warrants that the Executive is free to enter into this Agreement and is not bound by, nor subject to any court order, arrangement, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts the Executive from entering into this Agreement or performing the Duties.

3. **Term**

3.1 The Employment shall commence on November 1, 2006 (the **"Commencement Date"**) and, unless terminated in accordance with clause 12, shall continue until terminated by either party giving to the other not less than 6 months' prior written notice.

3.2 No previous employment shall count as part of the Executive's continuous period of employment.

4. **Duties of the Executive**

4.1 The Executive shall carry out such duties as may attach to the Executive's office or be assigned to or vested in the Executive by the Board from time to time and exercise the powers consistent with such duties. The Executive's duties at the date of this Agreement shall include, without limitation, those duties set out in Schedule 1.

4.2 At all times during the Employment (subject to any restrictions on the Executive's conduct imposed pursuant to sub-clause 12.5) the Executive shall:

(a) unless prevented by ill health and except during holidays taken in accordance with this Agreement, devote the whole of the Executive's working time and attention to the Employment;

(b) perform the Duties faithfully and diligently;

(c) obey all lawful and reasonable directions of the Board, observe such restrictions or limitations as may from time to time be imposed by the Board upon the Executive's performance of the Duties and implement and abide by any relevant Company policy which may be promulgated or operated in practice from time to time;

(d) use best endeavours to promote the interests of the Company and shall not do or willingly permit to be done anything which is harmful to those interests; and

(e) keep the CEO fully informed (in writing if so requested) of the Executive's conduct of the business or affairs of the Company and provide such explanations as CEO may require.

4.3 The Executive shall (without further remuneration and in addition to the Executive's duties to the Company) if and for so long as the Company requires during the Employment:

(a) carry out any duties assigned to the Executive in relation to any Group Company; and

(b) act as an officer of any Group Company or hold any other appointment or office as nominee or representative of any Group Company;

in each case as if they were to be performed or held by the Executive for or in relation to the Company.

5. Hours of work

5.1 The Executive shall work such hours as may be necessary for the proper discharge of the Duties. The Executive shall not be entitled to receive any additional remuneration for work outside normal business hours.

5.2 The Executive acknowledges that he may be required to work in excess of an average of 48 hours in any one period of 7 calendar days if so requested by the Company and consents to do so. The Executive may withdraw such consent by giving not less than 3 months' prior notice in writing to the Company of such withdrawal.

6. Principal place of work

6.1 The Executive's principal place of work shall be at the Company's Scottish location. The Company reserves the right to change the Executive's principal place of work to any other location within the United Kingdom on giving reasonable prior notice to the Executive.

6.2 The Executive shall travel to and work on a temporary basis from such locations within the UK and abroad as the Board may reasonably require for the performance of his Duties.

6.3 The Company shall reimburse the Executive for the reasonable costs of relocating the Executive's home and office to Scotland up to a total of $10,000 (US Dollars) (the "**Relocation Costs**"). In the event that the Executive's employment is terminated

under clause 12 at any time, or the Executive gives notice of termination within the first 3 years of the Employment the Executive shall repay to the Company a pro-rated amount of the Relocation Costs.

6.4 There is no current requirement, as at the date of this agreement, for the Executive to work outside the United Kingdom for any consecutive period of one month or more.

7. **Salary and Bonus**

7.1 During the Employment the Company shall pay to the Executive a basic salary at the rate of £120,000 per annum. The basic salary shall accrue from day to day, be payable by equal monthly instalments in arrears and shall include any fees to which the Executive is entitled as a director of any Group Company.

7.2 The Executive may at the discretion of the Board be entitled to receive an annual target bonus, based upon the Company meeting certain performance targets and the Executive meeting certain personal objectives as agreed upon with the CEO and as approved by the Board. The target bonus will be calculated and awarded within 45 days of the end of the Company's fiscal year (**"Bonus Payment Date"**). The Executive must be employed for the complete bonus year from January 1 thru December 31 and must not have given or received notice of termination prior to the Bonus Payment Date in order to be eligible to receive a bonus payment.

8. **Expenses**

8.1 The Company shall reimburse to the Executive all expenses reasonably and properly incurred by the Executive in the performance of the Duties subject to the production of such receipts or other evidence of expenditure as the Company may reasonably require.

8.2 Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by the Executive in carrying out the Duties. Any such card must be returned by the Executive to the Company immediately upon the Company's request.

9. **Benefits**

9.1 Subject to clause 12, the Executive shall be eligible to participate in such of the following insurance schemes as the Company may operate from time to time, subject always to the rules for the relevant schemes and subject also to the Executive contributing a sum equivalent to such portion of the premiums for such schemes as the Company may determine:

(a) private medical expenses insurance scheme providing cover of the Executive, the Executive's spouse and dependent children;

(b) private dental expenses insurance scheme providing cover of the Executive, the Executive's spouse and dependent children; and

(c) private vision expenses insurance scheme providing cover of the Executive, the Executive's spouse and dependent children.

9.2 A pension plan based upon Company guidelines, policies and procedures as may be determined from time to time by the Company;

9.3 Any other benefit provided to the Executive shall unless otherwise agreed in writing be at the discretion of the Company who may, at any time, withdraw or vary the terms of such benefit as it sees fit.

10. **Holidays**

10.1 The Company's holiday year runs from 1 January to 31 December.

10.2 In addition to public or bank holidays, the Executive is entitled to 20 working days' paid holiday in each holiday year, to be taken at such times as are agreed with the CEO.

10.3 The Executive may carry forward, to a subsequent holiday year, up to a total of 5 working days' from any unused part of the holiday entitlement. Except on termination of employment, no payment will be made in lieu of any unused holiday entitlement.

10.4 For the holiday year during which the Employment commences or terminates, the Executive's entitlement to holiday accrues on a pro rata basis for each complete month of the Employment during that holiday year.

10.5 On termination of the Employment the Executive shall be entitled to pay in lieu of any outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for calculating the payment and repayment shall be 1/365 of the Executive's annual basic salary for each day. For the purposes of the calculation of the payment and repayment the amount of the Executive's outstanding or overtaken holiday entitlement shall be grossed up as appropriate to the nearest half day to take account of any non working days falling within the Executive's normal working week.

10.6 The Company may require the Executive to take any outstanding accrued holiday during a period of notice of termination of the Employment.

11. **Sickness or injury**

11.1 If unable to perform the Duties due to sickness or injury the Executive shall report this fact as soon as possible on the first working day of incapacity to the CEO, and provide, so far as practicable, an expected date of return to work.

11.2 To be eligible for sick pay under sub-clause 11.3, the Executive must supply the Company with such certification of sickness or injury as the Company may require.

11.3 If the Executive shall be absent due to sickness or injury duly certified in accordance with the Company's requirements the Executive shall be paid full basic salary for up to an aggregate of 30 working days absence in any period of 12 consecutive months and after that, subject to sub-clause 11.4, such remuneration, if any, as the Board shall determine from time to time.

11.4 Any remuneration paid under sub-clause 11.3 shall be inclusive of any Statutory Sick

Pay to which the Executive is entitled or other benefits recoverable by the Executive (whether or not recovered) which may be deducted from it.

11.5 Any outstanding or prospective entitlement to company sick pay in accordance with sub-clause 11.3, private medical insurance benefits or permanent health insurance benefits shall not prevent the Company from exercising its right to terminate the Employment in accordance with sub-clause 12.3 nor shall the Company be liable to compensate the Executive in respect of any such pay or benefit.

11.6 If the Executive's sickness, injury or other incapacity is caused by the negligence or breach of statutory duty of a third party and the Executive shall recover any damages or other compensation from such third party for the Executive's loss of earnings whilst incapacitated, the Executive shall repay to the Company the amount of any sick pay paid by the Company to the Executive under sub-clause 11.3 or, if less, the full amount of the damages or compensation received for loss of earnings by the Executive.

11.7 If at any time during the Employment, in the reasonable opinion of the Board, the Executive is unable to perform all or part of the Duties because of sickness or injury then the Executive shall, at the request and expense of the Company:

(a) consent to an examination by a doctor independent of the Company to be selected by the Company and approved by the Executive; and

(b) authorise this doctor to disclose to and discuss with the Company's medical adviser, or other nominated officer of the Company, the results of or any matter arising out of this examination.

11.8 The Company shall be entitled to rely on the reasonable opinion of any doctor engaged by the Company to examine the Executive under sub-clause 11.7 as to the Executive's fitness for work. The Executive shall not be entitled to attend for work at any time when such doctor considers him to be unfit for work and shall not be entitled to receive any remuneration in excess of any sick pay to which he remains entitled under sub-clause 11.3 during any such period.

12. Termination of and suspension from Employment

12.1 The Company may by written notice terminate the Employment without notice or pay in lieu of notice if the Executive:

(a) commits a material breach of the terms and conditions of this Agreement whether or not amounting to gross misconduct or other conduct which would entitle the Company to terminate the Employment in accordance with any sub-clause of this clause 12;

(b) repeats or continues after a written warning any non material breach of the terms and conditions of this agreement, including any failure to carry out the Duties efficiently, diligently or competently;

(c) commits any act of gross misconduct or is guilty of any conduct which may in the reasonable opinion of the Board, bring any Group Company into disrepute

or is calculated or likely prejudicially to affect the interests of any Group Company, whether or not the conduct occurs during or in the context of the Employment;

(d) is convicted of any criminal offence punishable with imprisonment (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended);

(e) commits any act of dishonesty relating to any Group Company, any of its employees or otherwise;

(f) becomes prohibited by law from being a director, is removed from office pursuant to the Company's articles of association, or, except at the request of the Company or pursuant to sub-clause 12.6, resigns as a director;

(g) becomes of unsound mind or a patient within the meaning of the Mental Health Act 1983 so that in the opinion of the Board he is unable to perform the Duties; or

(h) becomes bankrupt or makes any arrangement or composition with his creditors generally.

12.2 In order to investigate a complaint against the Executive of misconduct the Company may suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold any appropriate disciplinary hearing.

12.3 Notwithstanding sub clauses 9.3 and 11.3. If the Executive is incapable of performing the Duties due to sickness or injury for a period or periods aggregating at least 30 working days in any period of 12 months the Company may, by not less than 3 months' prior written notice given at any time whilst such incapacity continues, terminate the Employment.

12.4

(a) On the service of notice to terminate the Employment by the Executive or the Company or at any time during the currency of such notice, the Company may elect (but shall not be obliged) to terminate the Employment with immediate effect by notifying the Executive in writing that the Employment is being terminated pursuant to this clause and undertaking, subject to sub-clause (b), to pay to the Executive a sum equivalent to the Executive's basic salary exclusive of any contractual bonus or benefit in kind for the unexpired portion of the Executive's contractual notice entitlement. The Company will pay the sum due and payable under this sub-clause (subject to deduction of tax and national insurance contributions at source) in equal instalments at monthly intervals in arrears during the period.

(b) If the Company terminates the Employment with immediate effect pursuant to sub-clause (a), then the Executive undertakes to inform the Company in writing as soon as he receives an offer of alternative employment and to

commence that employment as soon as is reasonably practicable. The Executive agrees that no further monies will become due under sub-clause (a) with effect from the first day of paid alternative employment and undertakes to repay any monies paid in advance which relate to any period of paid alternative employment.

12.5

(a) After notice to terminate the Employment has been given by the Executive or the Company, the Board may for all or part of the duration of the notice period in its absolute discretion require the Executive:

(i) to perform only such duties (including without limitation research projects) as it may allocate to the Executive;

(ii) not to perform any of the Duties;

(iii) not to have any contact (other than social contact) with clients of the Company or any Group Company;

(iv) not to have any contact with such employees or suppliers of the Company or any Group Company as the Board shall determine;

(v) to disclose to the Board any attempted contact (other than social contact) with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this sub-clause;

(vi) to take any accrued holiday entitlement;

(vii) not to enter any premises of the Company or any Group Company nor to visit the premises of any of the Company's or any Group Company's suppliers or customers;

provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive's salary and contractual benefits shall not cease to accrue or be paid.

(b) The Executive acknowledges that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

(c) During any period of garden leave the Executive shall owe a duty of the utmost good faith to the Company Group, must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company or any Group Company. Should the Executive work for any other person or on his own account or fail to be available for work at any time having been requested by the Company to do so, the Executive's right to salary and contractual benefits in respect of such period of non-availability shall be forfeit notwithstanding any other provision of this Agreement.

12.6

(a) On the Termination Date or (if earlier) at any time after notice is given by the Company or the Executive to terminate the Employment, the Executive shall, at the request of the Board, resign (without prejudice to any claims which he may have against any Group Company arising out of the Employment or its termination) from all and any offices which he may hold as a director of any Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company.

(b) If the Executive should fail to comply with any obligation under sub-clause (a) forthwith upon the Company's request, the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

13. Retirement

The Employment shall automatically terminate when the Executive reaches the age of 65.

14. Obligations during Employment

(a) The Executive shall promptly disclose to the Company full details including, without limitation, any and all computer programs, photographs, plans, records, drawings and models, of any know-how, technique, process, improvement, invention or discovery (whether patentable or not) which the Executive (whether alone or with any other person) makes, conceives, creates, develops, writes, devises or acquires at any time during the Employment and which relates or could relate, directly or indirectly, to the Businesses (each an **"Invention"**).

(b) The Executive assigns to the Company by way of future assignment (to the extent not already vested in the Company by operation of law) all patents and rights to apply for patents or other appropriate forms of protection in each Invention and the Executive shall (to the extent that it does not automatically vest in the Company by operation of law) hold it in trust for the Company and, at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires) to enable the Company or its nominee to obtain for itself the full benefit of and to secure patent or other appropriate forms of protection for the Invention throughout the world.

(c) The Executive shall treat all Inventions as Confidential Information of the Company.

(d) The patenting and exploitation of any Invention shall be at the sole discretion of the Company.

14.2

(a) The Executive shall promptly disclose to the Company all works including, without limitation, all copyright works or designs originated, conceived, developed, written or made by the Executive alone or with others during the Employment which relate, or could relate, to the Businesses and shall (to the extent that they do not automatically vest in the Company by operation of law) hold them in trust for the Company until such rights have been fully and absolutely vested in the Company.

(b) The Executive assigns to the Company by way of present and future assignment (to the extent not already vested in the Company by operation of law) all copyright, design rights and other proprietary rights (if any) for their full terms throughout the world in respect of all copyright works and designs originated, conceived, written, developed or made by the Executive alone or with others during the Employment which relate, or could relate, to the Businesses.

(c) The Executive irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on the Executive by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any work the rights in which are vested in the Company whether by sub-clause (b) or otherwise.

(d) The Executive shall, at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires to vest the rights referred to in this clause in the Company) to substantiate the rights of the Company under sub-clauses (b) and (c).

14.3 The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute documents, to use his name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of sub-clause 14.1(b) and 14.2(b) and a certificate in writing signed by any director or the Company Secretary that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case so far as any third party is concerned.

14.4

(a) During the Employment, the Executive shall not:

(i) directly or indirectly disclose to any person or use other than for any legitimate purposes of any Group Company any Confidential Information;

(ii) without the Board's prior written permission hold any Material Interest in any person which:

(A) is or shall be wholly or partly in competition with any of the Businesses;

(B) impairs or might reasonably be thought by the Company to impair the Executive's ability to act at all times in the best interests of any Group Company; or

(C) requires or might reasonably be thought by the Company to require the Executive to disclose or make use of any Confidential Information in order properly to discharge the Duties to or to further the Executive's interest in that person;

(iii) at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any of the Businesses;

(iv) at any time make any untrue or misleading statement in relation to any Group Company;

(v) carry out any public or private work other than the Duties (whether for profit or otherwise and whether during or outside normal working hours) except with the prior written permission of the Board; or

(vi) directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of any Group Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by any Company rules or guidelines from time to time and if the Executive or any person in which the Executive holds any Material Interest shall obtain any such discount, rebate, commission or inducement, the Executive shall immediately account to the Company for the amount so received.

(b) The Executive shall, at any time during the Employment or following its termination, at the request of the Company or any Group Company return to the relevant Group Company or, at the relevant Group Company's request, shall destroy:

(i) any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) relating to the Company or any Group Company's business created by, in the possession of or under the control of the Executive; and

(ii) any other property of the Company or any Group Company in his possession or under his control.

(c) The Executive shall not make or keep or permit any person to make or keep on his behalf any copies or extracts of the items referred to in sub-clause (b) (i) in any medium or form.

15. Obligations after Employment

15.1 The Executive shall not directly or indirectly for the period of 6 months after the Termination Date be engaged on his own account or in the capacity of employee, officer, consultant, adviser, partner, principal or agent in or hold any Restricted Shareholding in any company which carries on any business or venture which:

(a) is or is about to be in competition with any of the Businesses with which the Executive has been concerned or involved to any material extent during the 12 months preceding the Termination Date; or in relation to which the Executive at the Termination Date possesses Confidential Information; or

(b) requires or might reasonably be thought by the Company to require the Executive to disclose or make use of any Confidential Information in order properly to discharge the Executive's duties to or to further the Executive's interest in that business or venture.

15.2 The Executive shall not directly or indirectly, whether on the Executive's own behalf or on behalf of another person:

(a) for the period of 6 months after the Termination Date:

(i) accept orders for any Restricted Products or Restricted Services from any Customer; or

(ii) accept orders for any Restricted Proposed Products or Restricted Proposed Services from any Customer;

(b) for the period of 6 months after the Termination Date accept the supply by any Supplier of Restricted Supplies;

(c) for the period of 6 months after the Termination Date:

(i) seek, canvass or solicit any business, orders or custom for any Restricted Products or Restricted Services from any Customer;

(ii) seek, canvass or solicit any business, orders or custom for any Restricted Proposed Products or Restricted Proposed Services from any Customer;

(iii) solicit or entice away or seek to entice away from any Group Company any person who is and was at the Termination Date or during the period of 12 months preceding the Termination Date, employed or engaged by any Group Company in any of the Businesses in a senior managerial, technical, supervisory, sales or marketing capacity and was a person with whom the Executive dealt in the course of the Duties and who by reason of such employment or engagement is likely to have knowledge

of any trade secrets or Confidential Information of the Company or any Group Company;

(d) at any time after the Termination Date:

(i) induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or Supplier to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(ii) be held out or represented by the Executive or any other person, as being in any way connected with or interested in any Group Company; or

(iii) disclose to any person, or make use of any Confidential Information.

15.3 The Executive has given the undertakings contained in clause 15 to the Company as trustee for itself and for each Group Company in the business of which the Executive shall be involved or concerned to a material extent during the Employment. The Executive will at the request and cost of the Company enter into direct undertakings with any such Group Company which correspond to the undertakings in clause 15.

16. **Disciplinary and Grievance procedure**

16.1 The Executive is subject to the Company's disciplinary rules and procedures and grievance procedures for the time being in force a copy of which is available from the Company Secretary and such other procedures of this nature as may from time to time be adopted. Application of any such procedure is at the Company's discretion and is not a contractual entitlement.

17. **Collective Agreements**

There are no collective agreements which affect the terms and conditions of the Executive's employment.

18. **Deductions**

The Executive consents to the deduction at any time from any salary or other sum due from the Company to the Executive including any payment on termination of employment, of any sum owed by the Executive to the Company.

19. **Equity Grant**

19.1 The Company shall grant to the Executive a nonqualified stock option on the earlier of (i) the date of the effectiveness of the Company's initial public offering (the "IPO") or (ii) the date of a Change in Control (as defined below), equal to 1.0% of the Company's shares outstanding on the Commencement Date (calculated on an as-converted basis to common stock) (the "Option"). The Option shall be subject to the terms and conditions of the Company's 2006 Stock Plan and Standard Form of Option Agreement in effect on the date of grant however, in the event the Executive is terminated by the Company other than in accordance with any sub-clause of clause 12,

the portion of the Executive's Option that is vested as of the date of the Executive's termination shall be exercisable for one year from the date of the Executive's termination. The exercise price of the Option shall be equal to (i) in the case of an IPO the initial public offering price of the Company's common stock and (ii) in the case of a Change in Control the then fair market value of the Company's common stock. Should no IPO or Change in Control take place within one year of the Commencement Date, the Company shall grant to the Executive in lieu thereof on the first anniversary of the Commencement Date the Option and the exercise price shall be equal to the fair market value of the Company's common stock on that date. The Option shall vest in equal annual amounts over a four (4) year period commencing on the first anniversary of the Commencement Date and each anniversary thereafter until fully vested, provided that the Executive remains employed during such period. If the Option is issued on the first anniversary of the Commencement Date, the Option shall be 25% vested on the date of grant. It is a condition to the exercise of the Option that the Executive shall meet any income and national insurance contributions (both employee and employer) which arise on the exercise or other dealing in the Option. The terms of employment will not be affected in any way by the Company's grant to the Executive of the Option and the Executive's participation in the Company's 2006 Stock Plan. The Executive shall not be entitled to take into account any such participation in calculating any compensation or damages on the termination of the Executive's employment for whatever reason (whether lawful or unlawful).

19.2 In the event of a Change in Control as defined herein, 100% of the Option, if previously issued, shall at that time fully accelerate and become exercisable. Change in Control means the occurrence of any of the following events:

(i) Ownership. Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or

(ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

(iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Commencement Date, or (B) are elected, or nominated for

election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

20. **Entire Agreement**

This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of the employment or engagement of the Executive by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

21. **Third Parties**

Unless expressly provided in this Agreement, no term of this Agreement is enforceable by any person who is not a party to it.

22. **Data Protection**

22.1 The Company and Group Companies shall process personal data in relation to the Executive (including, where necessary, sensitive personal data, such terms being defined in the Data Protection Act 1998) in their paper-based and computerised systems. The Executive consents to the processing of such data both inside and, where necessary, outside the European Economic Area for the purposes of:

(a) salary, benefits and pensions administration and employee management;

(b) health administration and for the purposes of health insurance/benefits;

(c) training and appraisal, including performance records and disciplinary records;

(d) equal opportunities monitoring;

(e) any potential change of control of the Company or Group Company, or any potential transfer of employment under the Transfer of Undertakings (Protection of Employment) Regulations 2006. In such circumstances, disclosure may include disclosure to the potential purchaser or investor and their advisors;

(f) promoting or marketing of any Group Company, its or their products or services;

(g) compliance with applicable procedures, laws and regulations;

(h) any other reasonable purposes in connection with the Executive's employment about which the Executive shall be notified from time to time.

22.2 The Executive acknowledges and accepts that in order to fulfil the purposes set out above, it may be necessary to pass the Executive's personal data (or sensitive personal data, as appropriate) to regulatory bodies, government agencies and other third parties as required by law or for administration purposes.

22.3 The Executive acknowledges and accepts that the Company and Group Companies may monitor electronic correspondence (including email, voice and text messages) which the Executive receives at work in order to ensure the integrity of its information technology or to prevent or detect criminal behaviour or behaviour which contravenes employment legislation or other Company policies.

22.4 The Executive agrees to use all reasonable endeavours to keep the Company informed of any changes to the Executive's personal data or sensitive personal data and to comply with all relevant data protection legislation.

23. Releases and waivers

23.1 The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by the Executive without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

23.2 No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

24. Notices

24.1 Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by prepaid first class post or facsimile, with a confirmatory copy sent by prepaid first class post to, in the case of the Executive, the Executive's last known residential address or, in the case of the Company, the Company Secretary at the Company's registered office.

24.2 A notice shall be deemed to have been served:

(a) at the time of delivery if delivered personally to a party or to the specified address;

(b) on the second working day after posting by first class prepaid post; or

(c) 2 hours after transmission if served by facsimile on a business day prior to 3pm or in any other case at 10 am on the business day after the date of despatch.

25. Governing law and jurisdiction

25.1 This Agreement shall be governed by and construed in accordance with Scottish law.

25.2 Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the Scottish courts.

In witness this Deed has been executed on the date appearing at the head of page 1.

Schedule 1

(Duties of the Executive)

The Executive's principle responsibilities shall include the following:

1. overall management of operations of the Company laboratory in Scotland;

2. working with pharmaceutical clients, which may include travel to the United States of America;

3. assisting the Company in its funding efforts, including participation in financing roadshows as necessary;

4. continuing the microarray work with the focus on prognostics and chemo sensitivity profiles; and

5. the evaluation and testing of new technology.

Executed as a **Deed**)
by James Clark)
in the presence of:)

James S. Clark

Signature of witness:

Name: JOHN BLAKIE

Address: 3 WYNNSTAY GDNS
MARLOW
BUCKS SL7 3NR

Occupation: RETIRED

Executed as a **Deed**)
(but not delivered until the date)
appearing at the head of page 1))
by Response Genetics, Inc.)
acting by:)

Tom R. DeMeester

Tom R. DeMeester, MD

Chairman of the Board